Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Fusion Pharmaceuticals Inc. (the “Company”), and Eric Burak (the “Executive”) and is effective as of December 18, 2023 (the “Effective Date”). Except with respect to the Restrictive Covenants Agreement and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation the Employment Agreement between the Executive and the Company dated February 16, 2017, and the Employment Agreement dated June 25, 2020 and amended on February 19, 2021 (the “Prior Agreements”).

WHEREAS, the Executive is currently employed as the Chief Technology Officer of the Company;

AND WHEREAS, the Company desires to continue to employ the Executive and update the terms and conditions of his employment contained herein, and the Executive desires to continue to be employed as Chief Technology Officer on these new terms and conditions.

NOW, THEREFORE, in consideration of the foregoing mutual covenants and agreements contained herein and other good and valuable consideration, including a one-time retention bonus of $1,000.00 CAD, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Company shall recognize February 16, 2017 as the Executive’s start date for all service-based purposes.
(b)
Position and Duties. The Executive shall continue to serve as the Chief Technology Officer of the Company and shall have such powers and duties commensurate with the position of Chief Technology Officer as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) or other duly authorized executive. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company.
2.
Compensation and Related Matters.
(a)
Base Salary. The Executive’s base salary shall be paid at the rate of $463,485 USD per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” At the Company’s sole discretion, the Base Salary will be converted into and payable as Canadian dollars at the prior year’s average exchange rate. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.
(b)
Incentive Compensation. The Executive shall be eligible to receive an annual discretionary bonus (the “Bonus”) of up to forty percent (40%) of the Base Salary subject to the achievement of objectives established and assessed by the Board or the Compensation Committee from time to time. The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee acting in good faith. Any Bonus that the Executive may receive may vary significantly from year to year. There is no representation that a Bonus in one year will be comparable to another year. There is no implied term that, if the amount of any Bonus is lower in any subsequent year, the Company will compensate the Executive for such difference. Under no circumstances is the Bonus to be considered part of the Base Salary or other regular employment income. The Bonus, if any, will be paid when the Company normally pays such bonuses and is not earned or accrued until the Bonus payout date. Except as otherwise provided herein and in Section 3(c), bonus eligibility is conditional upon the Executive remaining in the actual and active employment of the Company on the day such incentive compensation is paid. Except as may be expressly required by the Employment Standards Act, 2000, as amended or replaced (the “ESA”) and except as otherwise provided herein, if prior to the Bonus being declared or paid either (a) the Executive’s actual and active employment with the Company ceases for any reason whatsoever, or (b) the Executive has given or received notice of termination, the Executive will not be eligible for Bonus consideration for that year or for any resulting notice period, arising under contract or common law. For all purposes, the Executive’s actual and active employment will be deemed to have ceased on the later of (i) the Date of Termination (as defined below) or (ii) the date that is the last day of any minimum applicable notice period required pursuant to the ESA, if any. For the avoidance of doubt, and except as may be expressly required by the ESA, the Executive will not be considered to be actually or actively employed by the Company during any period during which he receives, or claims to be entitled to, any compensatory payments in lieu of notice of termination pursuant to contract or common law, and the Executive is not entitled to any damages for any Bonus payments in respect of any such period. The Executive agrees that the Bonus shall not be deemed a “wage” for purposes of any applicable law or regulation governing the payment of wages.
(c)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(d)
Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(e)
Retention Bonus. The Executive shall be provided with a one-time retention bonus of $1000 CAD as consideration for entering into this Agreement.
(f)
Vacation. Subject to the terms and conditions of the Company’s vacation policy in effect from time to time, the Executive will be eligible to accrue up to four (4) weeks of paid vacation in each calendar year, accrued pro-rata on a monthly basis, to be taken at times agreed upon by the Executive and the Company. Vacation time must accrue before the Executive may use it, except upon written approval of the Company, which approval will be at the sole discretion of the Company. The Company reserves the right to require the Executive to take some or all of the accrued vacation days at any time during scheduled or unscheduled office shut-down periods, at its sole discretion. Forfeiture of unused vacation days will be subject to the Company’s vacation policy as in effect from time to time.
(g)
Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”). For clarity, the Executive’s entitlements to equity on termination will be governed by Section 3 and the Equity Documents. In accordance with Section 11 of the Stock Option Agreement for Canadian Employees, the Executive understands and agrees that a clawback may be required to recover erroneously awarded incentive compensation, including any gains on said compensation, for which the Executive will not have any entitlement to damages.
(h)
Relocation Expenses. Anytime after September 30, 2024, the Executive may elect to relocate his residence to the Boston area. If the Executive elects to relocate his residence to the Boston area, (a) the Executive agrees to enter into an amended and restated employment agreement which complies with applicable laws in the jurisdiction in which he is working; and (b) the Company will reimburse him for costs he directly incurs in connection with such relocation (“Relocation Costs”) up to a maximum of $200,000 USD, subject to the provision of appropriate invoices and/or supporting documentation acceptable to the Company; provided that, if the Executive’s employment terminates for any reason within two (2) years of receiving reimbursement for the Relocation Costs, the Executive shall repay all amounts paid by the Company in respect of the Relocation Costs and Executive agrees that, to the extent permitted by applicable law, the Company may deduct from other amounts owed to the Executive, including any final pay, all or part of any amount owed by the Executive to the Company at the time of termination in respect of Relocation Costs that were reimbursed by the Company.

(i)
Indemnification. During and after the Term, the Executive shall be entitled to indemnification pursuant to the Company’s articles of organization and/or by-laws, as applicable, and applicable provincial law.
3.
Termination. In the event Executive’s employment is terminated, the Executive shall be deemed to have resigned from all officer and Board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. The Executive’s employment hereunder may be terminated without any breach of this Agreement as follows:
(a)
Accrued Entitlements: If the Executive’s employment with the Company is terminated for any reason, at any time, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate): (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements, in accordance with Company policy; (iii) accrued but unpaid vacation pay through the Date of Termination; (iv) continue all benefit plan entitlements through the Date of Termination; and (v) any stock options which have vested as of the Date of Termination (the “Accrued Entitlements”).
(a)
Death. The Executive’s employment hereunder shall terminate upon death. The Executive’s authorized representative or estate shall be provided with the Accrued Entitlements, stock options and stock-based awards as detailed in the Equity Documents, and any further minimum ESA entitlements.
(b)
Termination by Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without cause by providing them with the Accrued Entitlements, in addition to either (i) or (ii) of the following:
(i)
If the termination occurs outside of the Change in Control Period (as defined below), the Company shall pay the Executive twelve (12) months of the Executive’s Base Salary in lieu of notice and severance (if applicable) by salary continuance, accrued vacation pay up to and including the minimum statutory notice period, any Bonus entitlement for the preceding year (if not yet paid), a pro-rated Bonus based on the number of months the Executive was actively employed up to the Date of Termination, and continue to pay premiums and continue all benefits coverage in accordance with the terms of the plans until the earlier of (i) twelve (12) months from the Date of Termination, or (ii) the date that the Executive replaces such coverage by securing alternate employment. The Company confirms that all benefits will be continued at least for the minimum period required by the ESA regardless of when the Executive finds alternate employment. The Executive will be entitled to stock options and stock-based awards as detailed in the Equity Documents.
(ii)
If the Date of Termination is within twelve (12) months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”), the Company shall pay the Executive twelve (12) months of the Executive’s Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) in lieu of notice and severance (if applicable) in the most tax effective manner, accrued vacation pay up to and including the minimum statutory notice period, any Bonus entitlement for the preceding year (if not yet paid), a pro-rated Bonus calculated at target for the then-current year, and continue to pay premiums and continue all benefits coverage in accordance with the terms of the plans until the earlier of (i) twelve (12) months from the Date of Termination, or (ii) the date that the Executive replaces such coverage by securing alternate employment. The Company confirms that all benefits and premium payments will be continued at least for the minimum period required by the ESA, regardless of when the Executive finds alternate employment. In addition, notwithstanding anything to the contrary in the Equity Documents, all stock options and other stock-based awards that are subject exclusively to time-based vesting conditions (for greater certainty, not including the Performance Options) held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date.
(iii)
The Executive acknowledges and agrees that any payments and benefits provided pursuant to Section 3 that exceed the minimum ESA entitlements are conditional on the signing of a Separation Agreement and Release by the Executive.
(iv)
The Executive acknowledges and agrees that payments and benefits provided pursuant to Section 3 (c) of this Agreement supersede and replace any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law. The Executive agrees that the payments include all amounts owing for termination and/or severance pay under any contract, common law, statute (including without limitation the ESA), or otherwise. The Company shall fully comply with the ESA.
(v)
The amounts payable under Section 3(c)(ii) shall be paid within sixty (60) days after the Date of Termination.
(c)
Termination by Company for Wilful Misconduct or Just Cause. If the Executive engages in wilful misconduct, disobedience, or wilful neglect of duty that is not trivial and has not been condoned by the Company (“wilful misconduct”), as defined by the ESA, the Company may terminate the Employee’s employment without pay in lieu of notice or severance pay, or any other liability, aside from the Accrued Entitlements. If the Company terminates the Executive’s employment based on conduct which does not meet the definition of wilful misconduct but meets the common law definition of just cause, the Executive will only receive their minimum ESA entitlements, which include the Accrued Entitlements. For clarity, the Executive will not be entitled to any incentive compensation, additional vesting of stock or granting of further options. Any outstanding options will be of no further force and effect.
(d)
Termination by the Executive. The Executive may resign from their employment at any time for any reason, upon the provision of at least three months’ written notice. The Company may waive such notice, in whole or in part, by providing the Executive with only three months’ Base Salary, benefits continuation, the Accrued Entitlements, and any applicable remaining ESA minimum entitlements.
4.
Notice and Date of Termination.
(a)
Notice of Termination. Except for termination as specified in Section 3(b), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision (by subsection) in this Agreement relied upon.
(b)
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated by the Company under Section 3(c) or 3(d), the date the Notice of Termination is given, or the date otherwise specified by the Company in the Notice of Termination; (iii) if the Executive terminates their own employment under section 3(e), the date on the Notice of Termination, or three months from the date the Notice of Termination is provided.
(c)
Change in Control. For the purposes of Section 3(c) (i) and (ii), Change in Control shall mean: “Change in Control” shall have the same meaning as “Sale Event” as set out in the Company’s 2020 Stock Option and Incentive Plan as follows: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding shares immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding shares or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common shares of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
5.
Continuing Obligations.
(a)
Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 5 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(b)
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, provincial or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with such cooperation, and will compensate the Executive at an hourly rate for all time spent on such matters based on the Executive’s Base Salary on the Date of Termination.
(d)
Non-Disparagement. During the Executive’s employment and following the termination of the Executive’s employment for any reason, the Executive shall not, and will not cause any third party to, publish or communicate to any person, any Disparaging remarks, comments or statements concerning the Company, its affiliated and related entities, and its and their present and former members, partners, directors, officers, shareholders, employees, agents, legal counsel, successors and assigns. For purposes of this Agreement, “Disparaging” shall mean remarks, comments or statements that place the person or entity being disparaged in a false or negative light or that otherwise impugn the character, honesty, integrity, morality, acumen, abilities, conduct or operations of the person or entity being disparaged. On or following the Executive’s Date of Termination, the Company shall instruct its then current executive officers and then current directors not to make Disparaging remarks, comments or statements about the Executive during the then current executive officers and then current directors’ employment and/or engagement with the Company; provided, however, that the foregoing does not in any way limit or modify an officer or director’s obligations or duties (fiduciary or otherwise) to any person. Notwithstanding anything to the contrary in the foregoing, nothing in this Agreement shall be construed to: (i) preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization; or (ii) prevent the Executive, the Company, or any other person from making truthful statements as may be reasonably required to perform such person’s duties and responsibilities on behalf of the Company, such as (for example) offering negative performance feedback in a personnel review.
6.
Governing Law and Absence of Claims. This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. In exchange for good and sufficient consideration, including the retention bonus, the Executive agrees that he has no claims against the Company in respect of his employment prior to the date this Agreement is executed, whether under common law, contract or statute, including the ESA and human rights legislation, and that by signing below, the Executive fully and finally releases all such claims.
7.
ESA Failsafe. It is the intention of the Executive and the Company to comply with the ESA. Accordingly, this Agreement shall (a) not be interpreted as in any way waiving or contracting out of the ESA, and (b) be interpreted to achieve compliance with the ESA. This Agreement contains the parties’ mutual understanding and there shall be no presumption of strict interpretation against either party. It is understood and agreed that all provisions of this Agreement are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (“statutory entitlements”) than provided for under this Agreement, the Company shall provide the Executive with his statutory entitlements in substitution for the Executive’s rights under this Agreement.
8.
Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or THE EXECUTIVE’s employment by the Company or any affiliate of the Company, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S or the Company’s performance under, or the enforcement of, this Agreement.
9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreements, provided that the Continuing Obligations, Restrictive Covenants Agreement and the Equity Documents unless otherwise modified herein remain in full force and effect.
10.
Withholding; Tax Effect and Currency. The Company may withhold from any amounts payable by the Company to the Executive such federal, provincial or other taxes as are required to be withheld pursuant to any applicable law or regulation and subject to any deductions or customary contributions to the cost of employee benefits, if any. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. Unless otherwise specified, all references to amounts in or contemplated by this Agreement are to the lawful currency of Canada.
11.
Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to 3(c) (i) or (ii) of this Agreement, unless otherwise required by the ESA, solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
12.
Enforceability. If, in any jurisdiction, any portion or provision of this Agreement or its application to either party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining portion or provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other parties or circumstances.
13.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
14.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
15.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
16.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17.
Effect on Other Plans and Agreements. Except for the Restrictive Covenants Agreement, in the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. The Executive’s entitlements are also governed by the Equity Documents. Further, Section 3(c)(i) and (ii) of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 3(c)(i) and (ii) of this Agreement.
18.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

FUSION PHARMACEUTICALS, INC.

/s/ Maria Stahl

By: Maria Stahl

Its: Chief Legal Officer

EXECUTIVE

/s/ Eric Burak

Eric Burak

Exhibit A

Restrictive Covenants Agreement